Company Release – 7/28/2025

GBank Financial Holdings Inc. Announces Second Quarter 2025 Financial Results

LAS VEGAS, NV, July 28, 2025 -- GBank Financial Holdings Inc. (the “Company”) (NASDAQ: GBFH), the parent company of GBank (the “Bank”), today reported net income for the quarter ended June 30, 2025 of $4.8 million, or $0.33 per diluted share, compared to $4.5 million, or $0.31 per diluted share during the first quarter of 2025, and $4.7 million, or $0.36 per diluted share, for the second quarter of 2024. For the six months ended June 30, 2025, net income was $9.2 million, or $0.63 per diluted share, compared to $8.4 million, or $0.65 per diluted share, for the comparable six-month period of 2024.

Second Quarter 2025 Financial Highlights (Unaudited)

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Net revenue(1) of $17.8 million, a 2.4% increase compared to the first quarter of 2025

•
Gain on loan sales of $2.6 million on loans sold of $82.1 million, compared to gain on loan sales of $2.5 million on loans sold of $68.7 million for the first quarter of 2025

•
Gain on loan sales margin(1) of 3.16% compared to 3.63% for the first quarter of 2025

•
Credit card transaction volume of $82.2 million and net interchange fees of $1.5 million, compared to $105.6 million and $2.0 million, respectively, for the first quarter of 2025

•
U.S. Small Business Administration (“SBA”) lending and commercial banking loan originations of $160.5 million, an all-time record for the Company, compared to $133.0 million for the first quarter of 2025

•
Non-performing assets, excluding guaranteed portions(1), of $4.6 million as of June 30, 2025, representing 0.37% of total assets

Edward M. Nigro, the Executive Chairman of the Company, stated, “Our second quarter non-interest income declined by 1.5% compared to the first quarter of 2025 as a result of our pause in credit card issuance and further by the lower-than-expected gain on loan sale margin for SBA loan sales of 3.16%. Mitigating each occurrence are two key factors: (i) we have restarted credit card applications and third quarter 2025 transaction volume is already trending 35% above second quarter 2025; and, (ii) our SBA loan originations remain strong at $132 million for second quarter and the pipeline remains robust. We fully expect our credit card transaction growth to continue, and we are optimistic that gain on loan sale margins will return to more normal levels.”

Financial Results

Income Statement

Net interest income totaled $12.4 million for the second quarter of 2025, reflecting an increase of $494 thousand, or 4.2%, compared to $11.9 million for the first quarter of 2025, and an increase of $1.0 million, or 9.2%, compared to the second quarter of 2024.

The increase in net interest income when compared to the first quarter of 2025 was primarily driven by higher average balances of interest earning assets partially offset by higher deposit interest expense, as the growth in earning assets was primarily funded by money market, savings, and certificates of deposit growth. The cost of interest-bearing liabilities continued to favorably trend downward, from 4.48% during the second quarter of 2024 to 4.07% for the quarter ended June 30, 2025. Interest income for the second quarter of 2025 also reflected the net effect of the reversal of $92 thousand of interest accruals and discounts attributable to $2.0 million of commercial loans placed on nonaccrual status during the quarter. Comparatively, the first quarter of 2025 reflected the net effect of the reversal of $100 thousand of interest accruals, deferred fees, and deferred costs attributable to $2.8 million of commercial loans placed on nonaccrual status.

The increase in net interest income during the second quarter of 2025 when compared to the second quarter of 2024 was primarily volume driven, as higher interest income from growth in average loan and interest-bearing cash balances more than offset increases in interest expense resulting from higher average balances of interest-bearing deposits.

(1) See Reconciliation of Non-GAAP Financial Measures

The yield on investment securities was 4.73% for the second quarter of 2025, compared to 4.94% for the first quarter of 2025 and 4.74% for the second quarter of 2024. The decrease in the yield when compared to the previous quarter was the result of a changing investment mix during the second quarter of 2025 designed to address asset-liability management objectives.

The Company’s net interest margin for the second quarter of 2025 decreased to 4.31%, compared to 4.47% for the first quarter of 2025 and 4.82% for the second quarter of 2024. The decrease in net interest margin during the second quarter of 2025 when compared to the previous quarter was attributable to both (i) a slight decrease in loan yield quarter-over-quarter, and (ii) a decrease in yield on investment securities as discussed above. The decrease in net interest margin when compared to the second quarter of 2024 is reflective of the 100 basis point decrease in the target federal funds rate during the second half of 2024 by the Federal Reserve.

The Company recorded a provision for credit losses on loans of $1.1 million for the second quarter of 2025, an increase of $369 thousand compared to $710 thousand during the first quarter of 2025, and an increase of $796 thousand when compared to the second quarter of 2024. No provision for credit losses on loans was recorded during the first quarter of 2024. The provision for credit losses on loans recorded in the second quarter of 2025 reflects quarterly organic growth in non-guaranteed loans of $36.3 million and the replenishment of reserves to offset charge-offs taken during the period.

Non-interest income was $5.4 million for the second quarter of 2025, compared to $5.5 million for the first quarter of 2025, and $4.2 million for the second quarter of 2024. The $79 thousand decrease in non-interest income during the second quarter of 2025 when compared to the first quarter of 2025 was primarily due to a decrease in net interchange fees of $468 thousand resulting from the planned operational improvements undertaken by the Bank during the quarter, which contributed to a temporary lag in credit card activity. The $1.2 million increase in non-interest income during the second quarter of 2025 when compared to the second quarter of 2024 was driven by (i) an increase in credit card net interchange fees of $1.4 million, and (ii) a $216 thousand increase in loan servicing income. These increases were partially offset by a $570 thousand decrease in gain on sale of loans due to less favorable secondary market pricing during the second quarter of 2025.

Net revenue totaled $17.8 million for the second quarter of 2025, representing an increase of $415 thousand, or 2.4%, compared to $17.4 million for the first quarter of 2025. Net revenue for the second quarter of 2025 increased $2.3 million, or 14.6%, when compared to $15.5 million for the second quarter of 2024.

Non-interest expense was $10.4 million during the second quarter of 2025, compared to $10.9 million for the first quarter of 2025 and $9.1 million for the second quarter of 2024. The Company’s efficiency ratio was 58.5% for the second quarter of 2025, compared to 62.8% for the first quarter of 2024 and 58.9% for the second quarter of 2024. The quarter-over-quarter decrease in non-interest expense is primarily due to the non-recurring legal, professional, and audit fees associated with the preparation of filings made with the U.S. Securities and Exchange Commission for the registration of its shares of common stock and listing on the Nasdaq Capital Market, which totaled $759 thousand during the first quarter of 2025, compared to $290 thousand during the second quarter of 2025. The increase in non-interest expense from the second quarter of 2024 was driven by a $483 thousand increase in employee compensation costs due to increased stock-based compensation expense and staffing levels, as well as a $798 thousand increase in other expenses due to the previously mentioned legal, professional, and audit fees associated with the registration and listing of our shares of common stock, as well as increases in data processing, supplies, and other non-interest expenses to support the growth of the organization.

Income tax expense was $1.5 million for the quarter ended June 30, 2025, compared to $1.2 million for the first quarter of 2025, and $1.4 million for the second quarter of 2024. The Company’s effective tax rate was 23.6% for the quarter ended June 30, 2025, compared to 19.1% for the quarter ended March 31, 2025, and 23.1% for the quarter ended June 30, 2024. The fluctuations in the effective tax rate are largely driven by the timing and volume of certain stock-based compensation transactions resulting in tax benefits to the Company, as well as the timing and volume of state tax adjustments.

Net income was $4.8 million for the second quarter of 2025, an increase of $285 thousand from $4.5 million for the first quarter of 2025, and an increase of $79 thousand from $4.7 million for the second quarter of 2024. Diluted earnings per share totaled $0.33 for the second quarter of 2025, compared to $0.31 for the first quarter of 2025 and $0.36 for the second quarter of 2024. Earnings per share and other share-based metrics have been impacted by the shares issued in the previously disclosed private placement of shares of common stock completed in October 2024.

The Company had 188 full-time equivalent employees as of June 30, 2025, compared to 175 full-time equivalent employees as of March 31, 2025, and 155 full-time equivalent employees as of June 30, 2024.

Balance Sheet

Total loans, net of deferred fees and costs, were $871.6 million as of June 30, 2025, compared to $843.4 million as of March 31, 2025, and $772.9 million as of June 30, 2024. Loans, net of deferred fees and costs increased $28.3 million during the second quarter of 2025 primarily due to increases in commercial real estate, commercial and industrial, construction, and consumer loans, and partially offset by decreases in multifamily and residential loans. The increase in loans, net of deferred fees and costs, of $98.8 million from June 30, 2024, was primarily driven by increases of $88.5 million in commercial real estate loans. Total guaranteed loans as a percentage of loans(1) were 22.1% as of June 30, 2025, compared to 24.2% as of March 31, 2025, and 27.9% as of June 30, 2024.

The Company’s allowance for credit losses totaled $9.2 million as of June 30, 2025, compared to $9.0 million as of March 31, 2025, and $7.3 million as of June 30, 2024. The allowance for credit losses as a percentage of total loans was 1.06% as of June 30, 2025, compared to 1.07% as of March 31, 2025, and 0.95% as of June 30, 2024. The allowance for credit losses as a percentage of total loans, excluding guaranteed portions(1), was 1.36% as of June 30, 2025, compared to 1.41% as of March 31, 2025, and 1.32% as of June 30, 2024.

Deposits totaled $1.032 billion as of June 30, 2025, an increase of $36.5 million from $995.9 million as of March 31, 2025, and an increase of $192.1 million from $840.4 million as of June 30, 2024. By deposit type, the increase from the prior quarter was driven by an increase of $25.5 million in certificates of deposit and a $29.5 million increase in savings and money market accounts. Noninterest-bearing deposits totaled $228.9 million as of June 30, 2025, a decrease of $13.7 million from $242.7 million as of March 31, 2025, and an increase of $8.5 million from $220.4 million as of June 30, 2024.

The Company’s ratio of loans to deposits was 84.4% as of June 30, 2025, compared to 84.7% as of March 31, 2025, and 92.0% as of June 30, 2024.

The Company held no short-term borrowings as of June 30, 2025 or March 31, 2025, compared to short term borrowings of $12.0 million as of June 30, 2024. As of June 30, 2025, the Company had approximately $520.2 million in available borrowing capacity from the Federal Reserve Bank of San Francisco, the Federal Home Loan Bank of San Francisco, and through its various fed funds lines of credit with its correspondent banks.

Subordinated notes outstanding totaled $26.1 million as of June 30, 2025, March 31, 2025 and June 30, 2024.

Stockholders’ equity was $151.7 million as of June 30, 2025, compared to $146.6 million as of March 31, 2025, and $110.9 million as of June 30, 2024. The increase in stockholders’ equity from March 31, 2025 is attributable to increases in retained earnings resulting from net income earned during the quarter. The increase in stockholders’ equity since June 30, 2024 was the result of the previously disclosed private placement of shares of common stock completed in October 2024 and net income earned over the previous twelve months.

The Company’s ratio of common equity to total assets was 12.3% as of June 30, 2025 and March 31, 2025, compared to 11.0% as of June 30, 2024. The Bank’s Tier 1 leverage ratio was 13.8% as of June 30, 2025, compared to 14.2% as of March 31, 2025, and 12.9% as of June 30, 2024. The increase in the Bank’s Tier 1 leverage ratio was the result of the downstream of $15.0 million in additional capital from the Company to the Bank during the first quarter of 2025. The Company’s book value per share was $10.63 as of June 30, 2025, an increase of 3.5% from $10.27 as of March 31, 2025, and an increase of 25.2% from $8.49 as of June 30, 2024. The increase in book value per share from March 31, 2025 is attributable to net income earned during the second quarter of 2025.

Total assets increased 3.6% to $1.23 billion as of June 30, 2025, from $1.19 billion as of March 31, 2025, and increased 22.1% from $1.01 billion as of June 30, 2024. The increase in total assets from March 31, 2025 was primarily driven by increases in loans and investment securities. The increase in total assets from June 30, 2024 was primarily driven by increases in loans, interest bearing deposits with banks, and investment securities.

Asset Quality

The provision for credit losses on loans totaled $1.1 million for the second quarter of 2025, compared to $710 thousand for the first quarter of 2025 and $283 thousand for the second quarter of 2024. Net loan charge-offs in the second quarter of 2025 totaled $870 thousand, or 0.38% of average net loans (annualized), compared to net loan charge-offs of $828 thousand, or 0.39% of average net loans (annualized) in the first quarter of 2025 and $29 thousand of net loan charge-offs, or 0.01% of average net loans (annualized) during the second quarter of 2024.

(1) See Reconciliation of Non-GAAP Financial Measures

Nonaccrual loans decreased $993 thousand during the quarter to $18.2 million as of June 30, 2025, and increased $11.8 million from $6.5 million as of June 30, 2024. The guaranteed portion of nonaccrual loans totaled $13.8 million as of June 30, 2025. Loans past due 90 days and accruing interest totaled $146 thousand as of June 30, 2025, compared to $1.2 million as of March 31, 2025, and $1.1 million as of June 30, 2024. The balance of loans past due 90 days and accruing of $146 thousand at June 30, 2025 was comprised entirely of credit card balances which are non-guaranteed.

The Company held no other real estate owned as of June 30, 2025, March 31, 2025, or June 30, 2024.

Total non-performing assets totaled $18.4 million as of June 30, 2025, a decrease of $2.0 million from $20.4 million as of March 31, 2025, and an increase of $10.8 million from $7.6 million as of June 30, 2024. Non-performing assets, excluding guaranteed portions, totaled $4.6 million as of June 30, 2025, a decrease of $1.1 million from $5.7 million as of March 31, 2025 and an increase of $2.4 million from $2.2 million as of June 30, 2024.

Loans past due between 30 and 89 days and accruing interest totaled $8.2 million as of June 30, 2025, a decrease of $6.7 million from $14.9 million as of March 31, 2025, and an increase of $7.1 million from $1.1 million as of June 30, 2024. The guaranteed portion of loans past due between 30 and 89 days and accruing interest totaled $5.7 million as of June 30, 2025.

The ratio of total non-performing assets to total assets was 1.49% as of June 30, 2025, compared to 1.71% as of March 31, 2025, and 0.75% as of June 30, 2024. The ratio of non-performing assets, excluding guaranteed portions, to total assets(1) was 0.37% as of June 30, 2025, compared to 0.48% as of March 31, 2025, and 0.22% as of June 30, 2024.

The Company continues to closely monitor credit quality in light of the ongoing economic uncertainty caused by, among other factors, the prolonged elevated interest rate environment, stronger than expected employment data in recent periods, continued uncertainty regarding U.S. trade and tariff policy and the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas. Accordingly, additional provisions for credit losses may be necessary in future periods.

Other Financial Highlights

SBA Lending and Commercial Banking

SBA lending and commercial banking loan originations totaled $160.5 million for the second quarter of 2025, compared to $133.0 million for the first quarter of 2025 and $126.9 million for the second quarter of 2024. Loan sale volume increased to $82.1 million during the second quarter of 2025, compared to $68.7 million for the first quarter of 2025, and $77.9 million for the second quarter of 2024. Gain on sale of loans increased 2.2% to $2.6 million, compared to $2.5 million for the first quarter of 2025, and decreased 18.0% from $3.2 million for the second quarter of 2024. The average pretax gain on sale of loans margin was 3.16% for the second quarter of 2025, compared to 3.69% for the first quarter of 2025 and 4.36% for the second quarter of 2024.

Gaming FinTech

During the second quarter of 2025, the Company completed its efforts to enhance critical systems to internally control all aspects of our credit card operations including applications processing, Know Your Customer, credit processing, customer service and compliance/risk management. Due to the growth in credit card transaction volumes the Bank has also begun developing entirely new platforms for the program targeted for completion in the fourth quarter of 2025.

As expected, the above enhancements disrupted our credit card marketing/growth in the second quarter of 2025 and this, combined with the anticipated seasonal decline in gaming volume in the second quarter, resulted in a 22% decline in transaction volume from $105 million during the first quarter of 2025 to $82 million during the second quarter of 2025. However, we began processing new card applications mid-June and, as of the date of this press release, the Company is seeing significantly higher transaction volume over the second quarter.

Credit card balances were $3.7 million as of June 30, 2025, compared to $2.3 million as of March 31, 2025, and $891 thousand as of June 30, 2024. Through June 30, 2025, and since the launch of credit card operations, the Bank has processed over $246 million in gaming transactions.

The Prepaid Access/Slot program involving BoltBetz is continuing to make significant progress. The technology development process is complete and functional, and the program remains subject to the receipt of final regulatory approvals.

The PPA pipeline continues to develop new payments agreements with both the Prepaid Access accounts and virtual ATM providers which are expected to launch in the coming quarters following the receipt of final regulatory approvals.

(1) See Reconciliation of Non-GAAP Financial Measures

BankCard Services LLC (“BCS”) and GBank now have sixteen active payment and Pooled Player (PPA™) and Pooled Consumer (PCA™) Program clients. Currently, BCS and GBank are conducting due diligence for five new clients, with anticipated onboarding in future quarters. Gaming FinTech deposits averaged $39.5 million for the second quarter of 2025, compared to $37.1 million for the first quarter of 2025.

Earnings Call

The Company will host its second quarter 2025 earnings call on Tuesday July 29, 2025, at 10:00 a.m., PST. Interested parties can participate remotely via Internet connectivity. There will be no physical location for attendance.

Interested parties may join online, via the ZOOM app on their smartphones, or by telephone:

•
ZOOM Conference ID 826 3030 7240
•
Passcode: 549549

Joining by ZOOM Conference (audio only):

Log in on your computer at

https://us02web.zoom.us/j/82630307240?pwd=TU4yZXJqMEc2VGZoUm5rRTl0OVFxdz09 or use the ZOOM app on your smartphone.

Joining by Telephone

Dial (408) 638-0968. The conference ID is 826 3030 7240. Passcode: 549549.

About GBank Financial Holdings Inc.

GBank Financial Holdings Inc. is a bank holding company headquartered in Las Vegas, Nevada and is listed on the Nasdaq Capital Market under the symbol “GBFH.” Through our wholly owned bank subsidiary, GBank, we operate two full-service commercial branches in Las Vegas, Nevada to provide a broad range of business, commercial and retail banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals in Nevada, California, Utah, and Arizona. Please visit www.gbankfinancialholdings.com for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.gbankfinancialholdings.com and, more specifically, under the News & Media tab at www.gbankfinancialholdings.com/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Notice Regarding Disclosures and Forward-Looking Statements

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended (“Securities Act”). This announcement is being issued in accordance with Rule 135 under the Securities Act.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to future events and the Company’s financial performance. Any statements about the Company’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. The Company cautions that the forward-looking statements in this press release are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Factors that could cause such changes include, but are not limited to, (i) the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; (ii) potential recession in the United States and our market areas; (iii) the impacts related to or resulting from uncertainty in the banking industry as a whole; (iv) increased competition for deposits in our market areas and related changes in deposit customer behavior; (v) the impact of changes in market interest rates, whether due to a continuation of the elevated interest rate environment or further reductions in interest rates and a resulting decline in net interest income; (vi) the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas; (vii) the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; (viii) changes in unemployment rates in the United States and our market areas; (ix) adverse changes in customer spending and savings habits; (x) declines in commercial real estate values and prices; (xi) a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainty regarding United States fiscal debt, deficit and budget matters; (xii) cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; (xiii) severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events, including as a result of the policies of the current U.S. presidential administration or Congress; (xiv) the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers; (xv) competition and market expansion opportunities; (xvi) changes in non-interest expenditures or in the anticipated benefits of such expenditures; (xvii) the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; (xviii) potential costs related to the impacts of climate change; (xix) current or future litigation, regulatory examinations or other legal and/or regulatory actions; and (xx) changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which the Company’s business and future financial performance are subject is contained in the Company’s most recent filings with SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents the Company files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which the Company is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

For Further Information, Contact:

GBank Financial Holdings Inc.

T. Ryan Sullivan

President and CEO

702-851-4200

rsullivan@g.bank

GBank Financial Holdings Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

						Linked Quarter		Quarter Year-Over-Year
						6/30/25 vs. 3/31/25		6/30/25 vs. 6/30/24
($’s in 000, except per share data)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	$ Var	% Var	$ Var	% Var
Assets
Cash and Due From Banks	$11,877	$6,701	$9,262	$5,798	$5,409	$5,176	77.2%	$6,468	119.6%
Interest-Bearing Deposits With Other Financial Institutions	131,352	140,270	114,860	65,160	82,749	(8,918)	-6.4%	48,603	58.7%
Total Cash and Cash Equivalents	143,229	146,971	124,122	70,958	88,158	(3,742)	-2.5%	55,071	62.5%

Investment Securities:
Available For Sale, at Fair Value	82,886	71,468	65,609	39,381	2,330	11,418	16.0%	80,556	3457.3%
Held to Maturity, at Amortized Cost	39,515	39,903	40,569	46,043	56,520	(388)	-1.0%	(17,005)	-30.1%

Loans Held For Sale	45,242	41,313	32,649	68,317	40,489	3,929	9.5%	4,753	11.7%
Loans, Net of Deferred Fees and Costs:
Commercial and Industrial	59,021	56,885	64,000	53,490	50,498	2,136	3.8%	8,523	16.9%
Commercial Real Estate - Non-owner Occupied	682,021	672,379	630,551	607,864	583,463	9,642	1.4%	98,558	16.9%
Commercial Real Estate - Owner Occupied	96,526	81,768	88,802	86,785	106,595	14,758	18.0%	(10,069)	-9.4%
Construction and Land Development	4,371	3,201	2,934	2,161	529	1,170	36.6%	3,842	726.3%
Multifamily	18,987	19,011	17,374	17,398	17,420	(24)	-0.1%	1,567	9.0%
Residential	6,810	7,619	10,584	12,025	13,443	(809)	-10.6%	(6,633)	-49.3%
Consumer	3,894	2,502	1,713	1,276	909	1,392	55.6%	2,985	328.4%
Total Loans, Net of Deferred Fees and Costs	871,630	843,365	815,958	780,999	772,857	28,265	3.4%	98,773	12.8%
Less: Allowance for Credit Losses	(9,205)	(8,997)	(9,114)	(7,934)	(7,342)	(208)	2.3%	(1,863)	25.4%
Total Net Loans	862,425	834,368	806,844	773,065	765,515	28,057	3.4%	96,910	12.7%

Loan Servicing Asset	9,736	9,231	8,976	8,046	7,698	505	5.5%	2,038	26.5%
Restricted Investment in Bank Stock	5,513	4,652	4,652	4,652	4,652	861	18.5%	861	18.5%
All Other Assets	43,878	42,106	38,943	37,540	43,992	1,772	4.2%	(114)	-0.3%
Total Assets	$1,232,424	$1,190,012	$1,122,364	$1,048,002	$1,009,354	$42,412	3.6%	$223,070	22.1%
Liabilities
Non-Interest Bearing Demand	$228,913	$242,650	$239,672	$229,875	$220,438	$(13,737)	-5.7%	$8,475	3.8%
Interest Bearing Demand	57,254	62,035	68,132	65,623	65,120	(4,781)	-7.7%	(7,866)	-12.1%
Savings and Money Market	309,559	280,056	256,724	244,091	222,115	29,503	10.5%	87,444	39.4%
Certificates of Deposit	436,738	411,201	370,552	343,931	332,695	25,537	6.2%	104,043	31.3%
Total Deposits	1,032,464	995,942	935,080	883,520	840,368	36,522	3.7%	192,096	22.9%

Short-Term Borrowings	-	-	-	-	12,000	-	0.0%	(12,000)	-100.0%
Subordinated Debt	26,126	26,107	26,088	26,070	26,051	19	0.1%	75	0.3%
Operating Lease Liability	6,121	6,299	4,839	5,032	5,221	(178)	-2.8%	900	17.2%
Other Liabilities	15,964	15,048	15,657	16,997	14,769	916	6.1%	1,195	8.1%
Total Liabilities	1,080,675	1,043,396	981,664	931,619	898,409	37,279	3.6%	182,266	20.3%

Equity
Common Stock	1	1	1	1	1	-	0.0%	-	0.0%
Additional Paid-in Capital	79,291	78,718	77,571	57,287	56,966	573	0.7%	22,325	39.2%
Retained Earnings	73,662	68,906	64,437	59,192	54,177	4,756	6.9%	19,485	36.0%
Accumulated Other Comprehensive Loss	(1,205)	(1,009)	(1,309)	(97)	(199)	(196)	19.4%	(1,006)	505.5%
Total Stockholders’ Equity	151,749	146,616	140,700	116,383	110,945	5,133	3.5%	40,804	36.8%
Total Liabilities & Stockholders’ Equity	$1,232,424	$1,190,012	$1,122,364	$1,048,002	$1,009,354	$42,412	3.6%	$223,070	22.1%

Book Value Per Common Share	$10.63	$10.27	$9.87	$8.91	$8.49	$0.36	3.5%	$2.14	25.2%

GBank Financial Holdings Inc.

Condensed Consolidated Income Statements

(Unaudited)

	Three Months Ended					Six Months Ended
($’s in 000, except per share data)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Interest Income
Loans	$17,659	$16,836	$17,231	$17,347	$16,360	$34,495	$31,690
Deposits With Other Financial Institutions	1,365	1,192	1,099	1,367	1,165	2,557	2,137
Investment Securities	1,414	1,281	1,177	924	868	2,695	1,882
Other Interest Bearing Balances	117	100	103	102	96	217	170
Total Interest Income	20,555	19,409	19,610	19,740	18,489	39,964	35,879

Interest Expense
Deposits	7,905	7,230	7,535	7,194	6,848	15,135	13,046
Short-term Borrowings and Subordinated Debt	262	285	286	287	293	547	682
Total Interest Expense	8,167	7,515	7,821	7,481	7,141	15,682	13,728

Net Interest Income	12,388	11,894	11,789	12,259	11,348	24,282	22,151
Provision for Credit Losses - Loans	(1,079)	(710)	(1,337)	(570)	(283)	(1,789)	(283)
Provision for Credit Losses - Unfunded Commitments	(13)	(11)	(13)	(8)	(12)	(24)	(32)
Net Interest Income after Provision for Credit Losses	11,296	11,173	10,439	11,681	11,053	22,469	21,836

Non-Interest Income
Gain on Sales of Loans	2,593	2,537	3,998	2,838	3,163	5,130	5,246
Loan Servicing Income	750	703	597	566	534	1,453	594
Service Charges and Fees	54	56	54	48	41	110	82
Net Interchange Fees	1,535	2,003	947	284	146	3,538	166
Other Income	452	164	168	166	282	616	483
Total Non-Interest Income	5,384	5,463	5,764	3,902	4,166	10,847	6,571

Non-Interest Expenses
Salaries and Employee Benefits	6,235	6,400	5,813	5,495	5,752	12,635	11,042
Occupancy Expenses	400	392	398	404	417	792	865
Other Expenses	3,761	4,115	3,509	3,156	2,963	7,876	5,601
Total Non-Interest Expenses	10,396	10,907	9,720	9,055	9,132	21,303	17,508

Income Before Provision For Income Taxes	6,284	5,729	6,483	6,528	6,087	12,013	10,899
Provision For Income Taxes	(1,486)	(1,224)	(1,239)	(1,513)	(1,411)	(2,710)	(2,523)
Net Income Before Equity Investment Loss	4,798	4,505	5,244	5,015	4,676	9,303	8,376
Net Loss Attributable to Equity Investment	(43)	(35)	-	-	-	(78)	-
Net Income	$4,755	$4,470	$5,244	$5,015	$4,676	$9,225	$8,376

Earnings Per Share	$0.33	$0.31	$0.37	$0.38	$0.36	$0.65	$0.65
Earnings Per Share (Diluted)	$0.33	$0.31	$0.37	$0.38	$0.36	$0.63	$0.65
Average Common Shares Outstanding	14,274	14,256	14,095	13,067	12,845	14,265	12,812
Diluted Average Common Shares Outstanding	14,551	14,549	14,327	13,236	12,964	14,536	12,964

GBank Financial Holdings Inc.

Quarter-to-Date Average Balances, Rates, and Interest Income and Expense

(Unaudited)

	For the Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
(Dollars in thousands)	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
ASSETS:
Interest Bearing Deposits	$115,974	$1,365	4.72%	$102,628	$1,192	4.71%	$80,062	$1,165	5.85%
Investment Securities:
Taxable	119,880	1,414	4.73%	105,222	1,281	4.94%	73,696	868	4.74%
Loans and Loans Held For Sale	911,028	17,659	7.77%	866,690	16,836	7.88%	789,516	16,360	8.33%
Restricted Investment in Bank Stock	5,362	117	8.75%	4,652	100	8.72%	4,400	96	8.78%
Total Earning Assets	1,152,244	20,555	7.16%	1,079,192	19,409	7.29%	947,674	18,489	7.85%

Cash and Due From Banks	6,782			6,216			6,302
Other Assets	41,894			39,177			33,607
Total Assets	$1,200,920			$1,124,585			$987,583

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Interest-bearing Demand	$60,320	316	2.10%	$65,693	355	2.19%	$67,038	395	2.37%
Money Market and Savings	303,814	2,929	3.87%	264,085	2,411	3.70%	217,081	2,137	3.96%
Certificates of Deposit	413,940	4,660	4.52%	385,704	4,464	4.69%	330,271	4,316	5.26%
Total Interest-Bearing Deposits	778,074	7,905	4.08%	715,482	7,230	4.10%	614,390	6,848	4.48%

Short-Term Borrowings	-	-	0.00%	-	-	0.00%	517	7	5.45%
Subordinated Debt	26,113	262	4.02%	26,095	285	4.43%	26,040	286	4.42%
Total Interest-Bearing Liabilities	804,187	8,167	4.07%	741,577	7,515	4.11%	640,947	7,141	4.48%

Noninterest-bearing Deposits	223,201			218,874			220,842
Other Liabilities	22,404			20,139			18,849
Stockholders’ Equity	151,128			143,995			106,945
Total Liabilities & Stockholders’ Equity	$1,200,920			$1,124,585			$987,583

Net Interest Income		$12,388			$11,894			$11,348

Total Yield on Earning Assets			7.16%			7.29%			7.85%
Cost on Interest-Bearing Liabilities			4.07%			4.11%			4.48%
Average Interest Spread			3.08%			3.18%			3.37%
Net Interest Margin			4.31%			4.47%			4.82%
Net Interest Margin (Bank Only)			4.40%			4.58%			4.94%

(1) Ratios are annualized on an actual/actual basis

GBank Financial Holdings Inc.

Year-to-Date Average Balances, Rates, and Interest Income and Expense

(Unaudited)

	For the Six Months Ended
	June 30, 2025			June 30, 2024
(Dollars in thousands)	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
ASSETS:
Interest Bearing Deposits	$109,338	$2,557	4.72%	$73,081	$2,137	5.88%
Investment Securities:
Taxable	112,591	2,695	4.83%	85,890	1,882	4.41%
Loans and Loans Held For Sale	888,982	34,495	7.82%	758,651	31,690	8.40%
Restricted Investment in Bank Stock	5,009	217	8.74%	3,811	170	8.97%
Total Earning Assets	1,115,920	39,964	7.22%	921,433	35,879	7.83%

Cash and Due From Banks	6,501			6,119
Other Assets	40,543			33,604
Total Assets	$1,162,964			$961,156

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Interest-bearing Demand	$62,992	672	2.15%	$66,170	788	2.39%
Money Market and Savings	284,060	5,340	3.79%	201,727	3,897	3.88%
Certificates of Deposit	399,899	9,123	4.60%	319,746	8,361	5.26%
Total Interest-Bearing Deposits	746,951	15,135	4.09%	587,643	13,046	4.46%

Short-Term Borrowings	-	-	0.00%	4,049	111	5.51%
Subordinated Debt	26,104	547	4.23%	26,031	571	4.41%
Total Interest-Bearing Liabilities	773,055	15,682	4.09%	617,723	13,728	4.47%

Noninterest-bearing Deposits	221,050			220,804
Other Liabilities	21,278			18,427
Stockholders’ Equity	147,581			104,202
Total Liabilities & Stockholders’ Equity	$1,162,964			$961,156

Net Interest Income		$24,282			$22,151

Total Yield on Earning Assets			7.22%			7.83%
Cost on Interest-Bearing Liabilities			4.09%			4.47%
Average Interest Spread			3.13%			3.36%
Net Interest Margin			4.39%			4.83%
Net Interest Margin (Bank Only)			4.49%			4.96%

(1) Ratios are annualized on an actual/actual basis

GBank Financial Holdings Inc.

Additional Financial Information

(Unaudited)

	Three Months Ended					Six Months Ended
($’s in 000, except per share data)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Key Performance Metrics
Return on Average Assets-Net Income (1)	1.59%	1.61%	1.93%	1.96%	1.90%	1.60%	1.75%
Return on Average Stockholders’ Equity(1)	12.62%	12.59%	15.13%	17.29%	17.59%	12.61%	16.17%
Efficiency Ratio	58.50%	62.84%	55.38%	56.03%	58.86%	60.64%	60.96%
Net Interest Margin(1)	4.31%	4.47%	4.53%	5.00%	4.82%	4.39%	4.83%
Net Revenue(2)	$17,772	$17,357	$17,553	$16,161	$15,514	$35,129	$28,722
Common Equity / Assets	12.3%	12.3%	12.5%	11.1%	11.0%	12.3%	11.0%
Tier 1 Leverage Ratio - Bank	13.82%	14.23%	12.90%	13.08%	12.88%	13.82%	12.88%

Selected Loan Metrics
Guaranteed Portion of Loans Held for Sale	$45,242	$41,313	$32,649	$68,317	$40,489	$45,242	$40,489
Guaranteed Portion of Loans Held for Investment	192,324	204,239	201,267	203,027	215,382	192,324	215,382
Total Guaranteed Loans	237,566	245,552	233,916	271,344	255,871	237,566	255,871
Guaranteed Loans as a Percent of Total Loans(2)	22.1%	24.2%	24.7%	26.0%	27.9%	22.1%	27.9%
SBA Loan Originations	$132,256	$129,351	$103,886	$146,918	$121,807	$261,607	$251,074
SBA Loans Sold	$82,140	$68,720	$98,545	$71,386	$77,905	$150,860	$146,477
Gain on Loan Sales Margin(2)	3.16%	3.69%	4.06%	3.98%	4.36%	3.40%	3.58%

Asset Quality
Total nonaccrual loans	$18,227	$19,220	$14,128	$5,381	$6,470	$18,227	$6,470
Loans past due 90 days and still accruing	146	1,153	40	27	1,142	146	1,142
Other real estate owned	-	-	-	-	-	-	-
Total non-performing assets	$18,373	$20,373	$14,168	$5,408	$7,612	$18,373	$7,612
Non-performing assets: guaranteed portion	$13,792	$14,687	$9,321	$3,838	$5,396	$13,792	$5,396
Non-performing assets: non-guaranteed portion	$4,581	$5,686	$4,847	$1,570	$2,216	$4,581	$2,216

Non-performing assets to total assets	1.49%	1.71%	1.26%	0.52%	0.75%	1.49%	0.75%
Non-performing assets, excluding guaranteed, to total assets(2)	0.37%	0.48%	0.43%	0.15%	0.22%	0.37%	0.22%
Net charge-offs (recoveries)	$870	$828	$157	$(22)	$29	$1,698	$29

Loans past due 30-89 days and accruing	$8,182	$14,853	$11,822	$12,390	$1,054	$8,182	$1,054
Loans past due 30-89 days and accruing: guaranteed portion	$5,650	$11,915	$8,713	$8,535	$-	$5,650	$-
Loans past due 30-89 days and accruing: non-guaranteed portion	$2,532	$2,938	$3,109	$3,855	$1,054	$2,532	$1,054

Allowance for Credit Losses (ACL)	$9,205	$8,997	$9,114	$7,934	$7,342	$9,205	$7,342
Nonaccrual loans	$18,227	$19,220	$14,128	$5,381	$6,470	$18,227	$6,470
ACL to nonaccrual loans	51%	47%	65%	147%	113%	51%	113%
ACL to nonaccrual loans, excluding guaranteed(2)	208%	168%	190%	514%	130%	208%	130%
ACL to loans	1.06%	1.07%	1.12%	1.02%	0.95%	1.06%	0.95%
ACL to loans, excluding guaranteed(2)	1.36%	1.41%	1.48%	1.37%	1.32%	1.36%	1.32%

Book Value
Stockholders’ Equity	$151,749	$146,616	$140,700	$116,383	$110,945	$151,749	$110,945
Common shares outstanding	14,274	14,271	14,252	13,067	13,061	14,274	13,061
Book value per common share	$10.63	$10.27	$9.87	$8.91	$8.49	$10.63	$8.49
Full-Time Equivalent Employees	188	175	169	159	155	188	155

(1) Ratios are annualized on an actual/actual basis
(2) See Reconciliation of Non-GAAP Financial Measures

GBank Financial Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended					Six Months Ended
($'s in 000, except per share data)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024

Net Revenue(1)
Net Interest Income	$12,388	$11,894	$11,789	$12,259	$11,348	$24,282	$22,151
Non-Interest Income	5,384	5,463	5,764	3,902	4,166	10,847	6,571
Net Revenue	$17,772	$17,357	$17,553	$16,161	$15,514	$35,129	$28,722

Gain on Loan Sales Margin(1)
Gain on Sale of Loans	$2,593	$2,537	$3,998	$2,838	$3,163	$5,130	$5,246
Loans Sold	82,140	68,720	98,545	71,386	77,905	150,860	146,477
Gain on Loan Sales Margin	3.16%	3.69%	4.06%	3.98%	4.06%	3.40%	3.58%

Guaranteed Loans as a Percent of Loans(2)
SBA and USDA Guaranteed Loans	$192,324	$204,239	$201,267	$203,027	$215,382	$192,324	$215,382
Loans, Net of Deferred Fees and Costs	871,630	843,365	815,958	780,999	772,857	871,630	772,857
Guaranteed Loans as a % of Loans	22.1%	24.2%	24.7%	26.0%	27.9%	22.1%	27.9%

Non-performing assets, excluding guaranteed, to total assets(2)
Non-performing assets	$18,373	$20,373	$14,168	$5,408	$7,612	$18,373	$7,612
Less: SBA and USDA guaranteed portions of non-performing assets	13,792	14,687	9,321	3,838	5,396	13,792	5,396
Non-performing assets, excluding guaranteed portions	4,581	5,686	4,847	1,570	2,216	4,581	2,216
Total assets	1,232,424	1,190,012	1,122,364	1,048,002	1,009,354	1,232,424	1,009,354
Non-performing assets, excluding guaranteed, to total assets	0.37%	0.48%	0.43%	0.15%	0.22%	0.37%	0.22%

Allowance for credit losses (ACL) to nonaccrual loans, excluding guaranteed(2)
Nonaccrual loans	$18,227	$19,220	$14,128	$5,381	$6,470	$18,227	$6,470
Less: SBA and USDA guaranteed portions of nonaccrual loans	13,792	13,859	9,321	3,838	833	13,792	833
Nonaccrual loans, excluding guaranteed portions	4,435	5,361	4,807	1,543	5,637	4,435	5,637
ACL to nonaccrual loans, excluding guaranteed	208%	168%	190%	514%	130%	208%	130%

ACL to loans, excluding guaranteed(2)
Loans, net of deferred fees and costs	$871,630	$843,365	$815,958	$780,999	$772,857	$871,630	$772,857
Less: SBA and USDA guaranteed portions of loans	192,324	204,239	201,267	203,027	215,382	192,324	215,382
Loans, excluding guaranteed	679,306	639,126	614,691	577,972	557,475	679,306	557,475
ACL to loans, excluding guaranteed	1.36%	1.41%	1.48%	1.37%	1.32%	1.36%	1.32%

Non-GAAP Financial Measures Footnotes
(1) We believe this non-GAAP measurement presents trends in income generation of the Company.
(2) We believe these non-GAAP measurements provide useful metrics regarding the at-risk assets of the Company.